Exhibit 99
GE HealthCare appoints veteran finance executive Pascal Desroches to Board of Directors

CHICAGO, IL — September 22, 2026 — GE HealthCare (Nasdaq: GEHC) today announced the appointment of Pascal Desroches, Senior Executive Vice President and Chief Financial Officer (CFO) of AT&T (NYSE: T), a Fortune 50 company, to its Board of Directors, effective January 4, 2027. Mr. Desroches brings more than 30 years of leadership experience across finance, governance, and large-scale technology and digital transformation.

“Pascal is a highly respected executive and accomplished financial leader whose experience spans corporate strategy, capital deployment, and investor engagement,” said H. Lawrence Culp, Jr., Chairman of the Board of Directors, GE HealthCare. “His perspective will further strengthen our Board as we execute on our strategy to advance precision care, accelerate our next wave of innovation, and create long-term value for patients, customers, and shareholders.”

Mr. Desroches has served as CFO of AT&T since 2021 and plans to retire from the company on December 31, 2026. Previously, he served as CFO of WarnerMedia following AT&T’s acquisition of Time Warner in 2018, overseeing financial operations, global real estate, and technology across HBO, Turner Broadcasting, and Warner Bros. As CFO of Turner Broadcasting, he played a pivotal role in the spin-off of three multi-billion-dollar subsidiaries: Time Warner Cable, AOL, and Time.

Earlier in his career, Mr. Desroches worked at KPMG and the U.S. Securities and Exchange Commission, gaining broad industry and regulatory experience. He serves on the boards of Honeywell Aerospace, where he chairs the audit committee, and the Federal Reserve Bank of Dallas. He also brings healthcare governance experience through nearly four years of service on the board of DaVita.

“As a global leader in precision care, GE HealthCare plays a critical role in shaping the future of healthcare and improving outcomes for patients worldwide,” said Pascal Desroches. “I look forward to serving on the Board and working with the management team to advance the company’s strategy, make care more personal and precise, drive growth, and create long-term value.”

Investor Relations Contact:
Carolynne Borders
+1-631-662-4317
carolynne.borders@gehealthcare.com

GE HealthCare Media Contact:
Jennifer Fox
+1 -414530 - 3027
jennifer.r.fox@gehealthcare.com

About GE HealthCare Technologies Inc.

GE HealthCare is a leading global healthcare solutions provider of advanced medical technology, pharmaceutical diagnostics, and AI, cloud and software solutions that help clinicians tackle the world’s most complex diseases. Serving patients and providers for 130 years, GE HealthCare is delivering bold innovations designed for the next era of medicine across its Advanced Imaging Solutions, Pharmaceutical Diagnostics and Patient Care Solutions segments to help clinicians deliver more personalized, precise patient care. We are a $20.6 billion business with approximately 54,000 colleagues working to create a world where healthcare has no limits.

GE HealthCare is proud to be among 2026 Fortune World’s Most Admired Companies™.

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